 Exhibit 99.2

MARGIN UNLOCK

Recapitalization lets us sell direct to commercial growers

BEFORE · LEGACY TERM LOAN

Hydrofarm → Product Reseller → Commercial grower

Product resellers cuts into margin, and diminishes relationship with growers

AFTER · RECAPITALIZATION

Hydrofarm → Commercial grower

Full margin and a direct relationship with commercial accounts

A: Expected gross profit improvement

Selling directly to commercial accounts improves our gross profit margins

B: New commercial sales

Growers can now buy direct, opening new accounts and channels, creating a more robust market

WHY NOW

Cultivation is shifting from hobby growers to licensed, professional operators. For the first time, we can serve this market directly.

We estimate that approximately 1/3 of our sales are to commercial cannabis growers, a portion of which are subject to product reseller arrangements

PRO FORMA BALANCE SHEET & CAPITALIZATION

Recapitalization retires the Term Loan and extinguishes $109M debt

$ IN THOUSANDS | UNAUDITED | ESTIMATED AND SUBJECT TO FINALIZATION

	June 30, 2026 Actual	Aurora Peat Sale	Term Loan Extinguished	New Capital (estimated)[i]	Pro Forma June 30, 2026
ASSETS					
Current assets	39,880	(3,409)	–	8,300	**44,771**
Non-current assets	61,698	(15,895)	–	–	**45,803**
Total assets	**101,578**	**(19,304)**	**–**	**8,300**	**90,574**
LIABILITIES					
Debt	114,420	(5,527)	(108,893)	–	**–**
Other current liabilities	33,583	(7,354)	–	–	**26,229**
Non-current liabilities	42,596	(8,636)	–	–	**33,960**
Total liabilities	**190,599**	**(21,517)**	**(108,893)**	**–**	**60,189**
Stockholders' equity (deficit)	**(89,021)**	**2,213**	**108,893**	**–**	**22,085**
Total liabilities & stockholders' equity	**101,578**	**(19,304)**	**–**	**8,300[i]**	**90,574[i]**

Pro Forma Capitalization Table as of June 30, 2026[1]	Shares
Common Stock Outstanding	4,814,612
Preferred Stock, as converted[2]	27,800,000
Warrants[3]	27,500,000
Common Stock/ pre-funded warrants	9,210,977
Common Stock Warrants[4]	9,210,977
Options	26,384
RSUs[5]	298,779
Fully Diluted Shares Outstanding	**78,861,729**

1. Pro forma, giving effect to the conversion of term loan principal balance into shares of preferred stock and a separate agreement resulting in the issuance of 300K shares of preferred shares.
2. Includes shares of preferred stock to be issued in satisfaction of the term loan and 300K shares of preferred stock to be issued from a separate agreement.
3. Warrants to term loan lenders in connection with the satisfaction of the term loan.
4. Common stock warrants issued in connection with capital raise.
5. Unvested and deferred RSUs.

AURORA PEAT SALE

Sold July 31, 2026; removes Aurora's assets and liabilities, with net proceeds applied to Term Loan principal and interest

TERM LOAN SATISFACTION

Term Loan satisfied for 27.5M shares convertible preferred stock and 27.5M warrants issued to lenders

NEW CAPITAL RAISE

Total gross proceeds of $8.3M, before fees and expenses

Figures are estimated and subject to finalization; based on announced definitive agreements on 10.27.2026
(i) Accounting for new capital is preliminary and subject to finalization

HYDROFARM